EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LENDINGCLUB CORPORATION

LendingClub Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions authorizing and approving an amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation to amend and restate ARTICLE I of the Eighth Amended and Restated Certificate of Incorporation of the Corporation to change the name of the Corporation to “Happen, Inc.”

SECOND: That the amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors, without the necessity of a meeting or vote of stockholders of the Corporation pursuant to Section 242(d)(1) of the General Corporation Law of the State of Delaware.

THIRD: That ARTICLE I of the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“The name of the corporation is Happen, Inc. (the “Corporation”).”

FOURTH: All other provisions of the Eighth Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on June 22, 2026.

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IN WITNESS WHEREOF, this Certificate of Amendment of Eighth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on June 17, 2026.

LENDINGCLUB CORPORATION

By: /s/ Jordan Cheng
Name: Jordan Cheng
Title: General Counsel and Corporate Secretary